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Martin Marietta Materials


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P.O. Box 30013                                         News Release
Raleigh, North Carolina 27622
Telephone:  (919) 781-4550

FOR IMMEDIATE RELEASE                      Contact:    Janice K. Henry
                                                       Vice President, Chief
                                                       Financial Officer and
                                                       Treasurer
                                                       (919) 783-4658

                     LOCKHEED MARTIN CORPORATION COMPLETES
                    MARTIN MARIETTA MATERIALS EXCHANGE OFFER

BETHESDA, Maryland and RALEIGH, North Carolina (October 21, 1996) - Lockheed Martin Corporation (NYSE:LMT) and Martin Marietta Materials, Inc. (NYSE:MLM) jointly today announced the successful completion of an exchange offer through which Lockheed Martin stockholders were given the oppontunity to exchange shares of Lockheed Martin common stock for Martin Marietta Materials common stock. The exchange offer was oversubscribed and expired at midnight EDT Friday, October 18, 1996.

        Based on a preliminary count by the exchange agent, approximately 42, 944,000 shares of Lockheed Martin common stock were tendered for exchange, including approximately 126,000 shares presented by odd-lot stockholders and 15,571,000 shares subject to guarantees of delivery. In accordance with terms of the exchange offer, Lockheed Martin accepts, subject to the proration provision and satisfaction of remaining conditions, 7,913,136 Lockheed Martin shares in exchange for the 37,350,000 shares of Martin Marietta Materials it owns. Lockheed Martin accepts all shares tendered by odd-lot stockholders. All other shares are subject to exchange on a pro-rata basis. The preliminary proration factor is approximately 18 percent, assuming all shares subject to guarantees of delivery are delivered in accordance with the terms of the exchange offer. The final proration factor will be announced on or about October 25, 1996.

        Certificates for shares of Martin Marietta Materials common stock, checks in lieu of fractional shares, and Lockheed Martin shares tendered but not accepted for exchange will be mailed on or about October 31, 1996, as designated by the tendering stockholder.

        Lockheed Martin commenced the exchange offer on September 16, 1996, and offered to exchange 4.72 shares of Martin Marietta Materials common stock for each share of Lockheed Martin common stock tendered in the exchange offer, up to a maximum of 7,913,136 Lockheed Martin shares, resulting in approximately 81 percent of the Martin Marietta Materials common stock being distributed pursuant to the exchange offer. Previously, in 1994, 19 percent of the Martin Marietta Materials common stock was issued through an initial public offering.


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LMT Completes MLM Exchange Offer
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October 21, 1996


        Following the exchange, Lockheed Martin will own no shares of Martin Marietta Materials common stock and will have reduced its own outstanding shares by approximately 4 percent, with some 193 million shares of common stock outstanding.

        Lockheed Martin is a diversified enterprise principally engaged in the research, development, design, manufacture and integration of advanced-technology products and services. Lockheed Martin conducts its business through six major sectors: Aeronautics, C3I & Systems Integration, Electronics, Energy & Environment, Information & Services, and Space & Strategic Missiles. Lockheed Martin, headquartered in Bethesda, employs approximately 190,000 people worldwide and has annualized sales of nearly $30 billion.

        Martin Marietta Materials, with sales of more than $660 million in 1995, is the second-largest producer in the U.S. of aggregates used for the construction of highways and other infrastructure projects, and for commercial and residential construction. Through its Magnesia Specialties division, it also is one of the nation's leading producers of refractory and lime products for the steel industry and magnesia-based products for industrial, environmental and agricultural applications. Headquartered in Raleigh, North Carolina, Martin Marietta Materials has been a publicly traded company since its initial public offering in February 1994.

        Lockheed Martin made the exchange offer to most efficiently separate Martin Marietta Materials' aggregates and magnesia specialties operations from Lockheed Martin's core aerospace and defense businesses in a manner tax free to stockholders. Morgan Stanley & Co., Inc., acted as dealer manager for the exchange offer.

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